Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Registration Statement on Form S-1 of our audit report dated September 12, 2023 (except as to the deferred development costs under “Subsequent Events” in Note 16 to the financial statements, of which the date is April 19, 2024), with respect to the balance sheets of Robinson Aircraft, ULC as of May 31, 2023 and 2022, and the related statements of operations, stockholders’ equity, and cash flows for each of the years in the two-year period ended May 31, 2023. Our report relating to those financial statements includes an emphasis of matter paragraph regarding substantial doubt as to the Company’s ability to continue as a going concern.

We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Fruci & Associates II, PLLC

Fruci & Associates II, PLLC

Spokane, Washington

June 20, 2024